2002 Performance

$1.29	Net income per share (12.2% increase over 2001)
$0.586	Cash dividends per share (10.6% increase over 2001)
1.68%	Return on Assets
15.86%	Return on Equity
52.40%	Efficiency Ratio
9.40%	Leverage Capital Ratio

Capital

(At December 31, 2002)

■ Total Capital (GAAP):	$864 million
■ Total Risk-based Capital:	$838 million
■ Ratios:	
➢ Total RB Capital	13.8%
➢ Tier 1 RB Capital	12.6%
➢ Leverage Capital	9.4%

Leverage capital

Optimal Minimums:

- Total Capital $748 million
- Leverage Ratio: 8.0% (approx.)

- **Excess Capital: $116 MILLION**